SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       __________________________________


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): May 26, 2005

                                   __________


                             SIGA Technologies, Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                      0-23047                13-3864870
(State or other jurisdiction of     (Commission file         (I.R.S. employer
incorporation or organization)           number)            identification no.)

         420 Lexington Avenue, Suite 408,                          10170
               New York, New York                                (Zip code)
   (Address of principal executive offices)

       Registrant's telephone number, including area code: (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17
      CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
      240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the

      Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.  Entry into a Material Definitive Agreement

At the SIGA Technologies, Inc. (the "Company") Annual Meeting of Stockholders held on May 26, 2005 (the "2005 Annual Meeting"), the stockholders approved a proposal to increase the maximum number of shares of common stock of the Company available for issuance under the Company's 1996 Incentive and Non-Qualified Stock Option Plan (the "Plan") from 10,000,000 shares to 11,000,000 shares.

The Plan was initially adopted in 1996 and was subsequently amended in 1998, 1999, 2000 and 2004 to increase the number of shares of Company common stock with respect to which awards may be granted thereunder.


Item 2.03. Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant

On May 20, 2005, the Company entered into a Promissory Note (the "Note") payable to General Electric Capital Corporation secured by an interest in certain equipment of the Company. Under the terms of the Note, the principal amount of $276,435 with annual interest of 10.31% will be payable in 36 equal installments of $8,960 per month. In connection with entering into each of the Note and the previously disclosed Master Security Agreement, the Company also agreed to maintain certain concentrations of financed equipment.


Item 8.01. Departure of Directors or Principal Officers; Election of Directors Appointment of Principal Officers

At the 2005 Annual Meeting, Bernard L. Kasten, Jr., Donald G. Drapkin, Thomas E. Constance, Adnan M. M. Mjalli, Mehmet C. Oz, Eric A. Rose, Paul G. Savas, Michael Weiner, James J. Antal, Judy S. Slotkin were reelected to the Board to serve terms through the date of the next annual meeting of the Company's stockholders.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, SIGA Technologies, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 27, 2005

                              SIGA TECHNOLOGIES, INC.



                              By: /s/ Thomas N. Konatich
                                 -------------------------------
                                 Thomas N. Konatich
                                 Chief Financial Officer